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                       EXHIBIT 15 - CORUS BANKSHARES, INC.
                REPORT ON UNAUDITED INTERIM FINANCIAL INFORMATION




REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have reviewed the accompanying condensed balance sheet of Corus Bankshares, Inc. and Subsidiary as of June 30, 2001, and the related condensed statements of income for the three and six-month periods ended June 30, 2001 and 2000 and cash flows for the six-month periods ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.


/s/ Arthur Andersen
Chicago, Illinois
August 6, 2001


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